IMMEDIATE RELEASE

Lake Shore Savings Bank President/CEO Announces Plans to Retire in May 2023

Orchard Park, NY, Dec. 22, 2022 – Daniel P. Reininga, president and CEO of Lake Shore Bancorp, Inc. (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank,  today announced his plans to retire in May 2023 after serving 29 years with the bank, including 12 as CEO.

Reininga, 64, took the helm in 2011 when the bank’s assets were $488 million and grew them to approximately $700 million.  His vision to grow the commercial division has had a significant impact on the bank’s financial success.  Reininga joined the bank in 1994 as an outside director and was Executive Vice President Chief Operating Officer from 2010-11.

Founded in 1891 in Dunkirk, the community bank focuses its efforts on deposits, businesses and mortgages in Erie and Chautauqua counties. Reininga oversaw an 11-branch network, with 1,900 surcharge-free ATMs across Western New York. The branches include locations in Dunkirk, Fredonia, Westfield, Jamestown, Lakewood, Kenmore-Tonawanda,  Depew, Snyder, Hamburg, East Amherst and Orchard Park.

“Dan served the bank with distinction through periods of rapid growth, as well as the aftermath of the Great Recession and through the COVID pandemic,” said Board Chair Kevin M. Sanvidge. “Lake Shore is serving more communities and consumers than ever before, and much of that is due to Dan’s vision, and his team’s execution of his vision.”

The board plans to conduct a national search for a new president and CEO, Sanvidge said.

“I have been privileged to work with extraordinary bankers, as well as board and community members during the last 12 years,” Reininga said. “I will treasure that work, but more so the relationships attached to it. And, above all, I know I am leaving the bank in capable hands as we continue to follow our mission of Putting People First.”

Reininga earned his B.S. in economics from Allegheny College in 1980; received an MBA from the University of South Florida in 1987; and in 2010 gained a graduate degree in banking from the American Bankers Association Stonier National School of Banking in Philadelphia.

After college, he worked for the Talon Zipper Co. in Meadville, PA for five years before getting his MBA. He next joined Dunkirk-based G.H. Graf Realty Corp., Inc. a fourth-generation family business he became president of in 1993. He continues to serve as the real-estate development and property-management company’s board chair. After serving from 1993-2010 as president of Graf and as an independent director at the bank, he joined the bank’s executive management team. At the time, he was vice chair of the Bank’s Board of Directors.

Reininga, who remains as CEO until the company’s annual shareholders meeting in May, served on numerous boards, including the SUNY Fredonia College Foundation and Brooks Memorial Hospital. He is currently a member of the boards of the Gow School, Buffalo Hearing and Speech Center,  and the Mikey’s Way Foundation.  Reininga is also chairman of the Northern Chautauqua Community Foundation’s $10 million capital campaign.

He received multiple awards during his career, including    Business First, 40 under 40, 1997; Business First C-Level, 2019;  Mikey’s Way Hero, 2013;  Fredonia Chamber of Commerce, community service award, 2016;  Allegheny Highlands Good Scout Award, 2016 and the City of Dunkirk Community Service Award.

Reininga and his wife Wendy have four children and four grandchildren.

About Lake Shore Savings Bank
Lake Shore Bancorp, Inc. (NASDAQ:LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County and six locations in Erie County. The bank offers a broad range of retail and commercial lending and deposit services. The company’s common stock is traded on the NASDAQ Global Market as “LSBK.”  Additional information about the company is available at www.lakeshoresavings.com.

For more information, contact:
Mike Hickok, Marketing Director
Phone: (716) 366-4070, extension 0804